Exhibit 16.1

December 27, 2023
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We are currently principal accountants for Hawthorn Bancshares, Inc (“the Company”) and, under the date of March 29, 2023, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2022 and 2021, and the effectiveness of internal control over financial reporting as of December 31, 2022. On December 21, 2023, we were notified that the Company selected FORVIS LLP as its principal accountant for the year ending December 31, 2024 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2023, and the effectiveness of internal control over financial reporting as of December 31, 2023, and the issuance of our reports thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated December 27, 2023, and we agree with such statements, except that we are not in a position to agree or disagree with any statements in Item 4.01(b).
Very truly yours,
/s/ KPMG LLP